Exhibit 10.91

Transfer Employment Letter

December 24, 2002

Gabriel Matsliach

Dear Gaby;

This letter supersedes the previous version dated December 9, 2002 stating the terms for employment with Comverse Intelligent Networks Division. Below are the final revised details of our offer.

This letter will confirm our offer to you of the position of Chief Technology Officer of the IN Division (“Comverse”), beginning Jan 1, 2003 (or upon receipt of your H-1 B visa). Our present expectation is that this assignment will end in two years from start date, with required extension to a third year at the Company’s discretion. The terms of your current contract regarding notice, i.e. that you are not allowed to resign from Comverse before June 17, 2004, etc. will remain in force. In addition to this letter, please refer to the Employment Addendum and Employment Agreement for additional items.

Responsibilities

This position will be based in Mt. Laurel, NJ and will report to the President of the IN Division. In your capacity as Chief Technology Officer you will be generally responsible for duties assigned per the attached job description.

Compensation

Your annual salary will be US$ 170,000 paid bi-weekly. The salary will be reviewed annually according to the applicable company policy.

Incentive performance targets are set annually, normally at the beginning of each year. In addition to your base pay, you will be eligible for an incentive (commission) payout against your assigned target to be set by the President of the Division early in 2003 that will align with the business goals of the Company, Division and Specific Objectives set for your position within the IN Division. The payout amount is normally paid after the end of the fiscal year and is based on your performance to the incentive target goals and objectives. For planning purposes, the minimum amount of your target incentive for 2003 will be $50,000; the amount you actually earn will be based on your performance and the payout formula set at the time of your assigned target(s).

Current 2002 performance incentive bonus agreement for up to 20% (from June 17th, 2002 - December 31, 2002) will not be affected by this transfer.

Ex-Patriot Arrangements

As an ex-patriot employee, you and designated member of your family are eligible for certain allowances and relocation benefits (detailed below) in accordance with Company policy and practice in effect at the time of your departure and at the time of your return.

Relocation Costs

Comverse will pay for the following relocation expenses:

•	Coach class airline tickets for you and your family from homeland to Philadelphia.

•	A one-week house-hunting trip for you and your spouse, i.e. coach class airline tickets to Philadelphia plus accommodations and car rental for one (1) week.

•	Packaging, transportation and unpacking of your household items from homeland to the Mt. Laurel, NJ area in a 20’ container.

•

Comverse will arrange hotel accommodations for you at a company-approved residence hotel located in the Mt. Laurel area for (4) weeks during the shipment of your household items from homeland to the Mt. laurel area. In addition, Comverse will arrange car rental during your first (2) weeks in NJ.

Permanent Residency

The company will incur the cost to file a permanent residency application on your behalf.

Home Leave

You will be entitled to a home leave after you complete the second year of your contract. Reimbursable expenses include coach class round-trip airline tickets to homeland for you and your family, and if needed, hotel accommodations for two weeks in homeland. Periods of home leave taken by you will be considered part of your normal vacation entitlement described below.

For any hardship leaves for family emergencies, your supervisor must approve all travel of this type and they will be handled on a case-by-case basis.

Medical and other Benefits

You will be covered under standard US based healthcare benefits including medical and dental insurance, life and accident insurance, and long and short-term disability. Benefits will be reviewed for you during your NewHire Orientation on your first day of work in Mt. Laurel. If you have an urgent question regarding the directory of doctors, you can visit Cigna’s website at www.cigna.com, or contact local benefits expert, Diana Webster at (856) 608-2774.

Also, if you are currently enrolled in the company’s 401(k) plan and/or Employee Stock Purchase Plan, there would be no changes to your participation in these plans.

You will receive twenty-four (24) days paid vacation and 10 company holidays per year. For exempt level employees, there is no defined number of ill/personal days.

NOTE: All Benefits are always subject to change.

Governing Law

The interpretation of this agreement and any dispute hereunder is subject to the laws of the United States and of the Commonwealth of New Jersey. It is understood that this agreement is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms thereof.

Dispute Resolution

Any disputes or claims arising from or out of this Agreement shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Boston, Massachusetts, provided, however, that this Arbitration provision shall not apply to any disputes or claims arising out of the misuse or misappropriation of trade secrets, other intellectual property rights, or proprietary information of Comverse.

Please return a signed copy to my attention. With best wishes for a mutually rewarding relationship,

Sincerely,

/s/ Margie Talarowski	/s/ Gabriel Matsliach
Margie Talarowski,	Employee Signature
Sr. Director HR & Administration
Comverse, Intelligent Networks Division	3/4/03
Date